Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2022 THIRD QUARTER RESULTS

NEW YORK, N.Y., May 9, 2022 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal third quarter ended March 31, 2022. While the Company completed the acquisition of MSG Networks on July 9, 2021, MSG Networks’ results are included on a combined basis with the Company for all periods presented.

The fiscal 2022 third quarter reflected ongoing momentum in the Company’s live entertainment businesses. Despite the impact of the Omicron variant, which resulted in the postponement of a number of events in the quarter, the Company’s performance venues had a busy concert schedule, while the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) continued their 2021-22 regular seasons at The Garden. Tao Group Hospitality also saw demand improve as the quarter progressed after the Omicron variant impacted its operating momentum early in the fiscal third quarter. Subsequent to the end of the quarter, MSG Networks concluded its full regular season telecast schedules for its five professional sports teams, and with the Rangers currently competing in the first round of the NHL playoffs, is now broadcasting comprehensive coverage of the postseason.

For the fiscal 2022 third quarter, the Company reported revenues of $460.1 million, an increase of $245.8 million as compared with the prior year quarter. In addition, the Company reported operating income of $2.0 million and adjusted operating income of $46.5 million for the fiscal 2022 third quarter, as compared to an operating loss of $38.7 million and adjusted operating income of $20.9 million in the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “We are pleased with the positive momentum we are seeing across our business and are confident that our Company is well positioned to capitalize on the strong demand for live experiences. At the same time, we continue to prepare for the opening of MSG Sphere in Las Vegas in the second half of calendar 2023, which we believe will set the stage for long-term value creation for our shareholders.”

Segment Results for the Three and Nine Months Ended March 31, 2022 and 2021:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ millions	2022	2021	$	%	2022	2021	$	%
Revenues
Entertainment	$194.6	$31.0	$163.6	NM	$476.4	$51.2	$425.3	NM
MSG Networks	167.6	177.9	(10.3)	(6)%	469.0	481.5	(12.4)	(3)%
Tao Group Hospitality	108.6	12.8	95.8	NM	345.1	30.5	314.6	NM
Other(2)	(10.6)	(7.3)	(3.3)	(46)%	(19.5)	(9.5)	(10.0)	(105)%

Total Revenues	$460.1	$214.3	$245.8	115%	$1,271.1	$553.6	$717.5	130%
Operating Income (Loss)
Entertainment	$(43.2)	$(80.1)	$36.8	46%	$(168.2)	$(287.8)	$119.6	42%
MSG Networks	45.9	69.9	(23.9)	(34)%	104.3	203.5	(99.2)	(49)%
Tao Group Hospitality	3.0	(9.8)	12.8	NM	29.8	(32.3)	62.1	NM
Other(2)	(3.7)	(18.7)	15.1	80%	(11.9)	(27.7)	15.8	57%

Total Operating Income (Loss)	$2.0	$(38.7)	$40.8	NM	$(45.9)	$(144.2)	$98.3	68%
Adjusted Operating Income (Loss)
Entertainment	$(10.7)	$(50.5)	$39.8	79%	$(67.1)	$(163.8)	$96.7	59%
MSG Networks	50.8	76.3	(25.5)	(33)%	150.5	224.5	(74.0)	(33)%
Tao Group Hospitality	6.5	(4.6)	11.2	NM	50.2	(22.2)	72.4	NM
Other(2)	(0.2)	(0.3)	0.1	30%	(0.7)	(0.8)	0.1	10%

Total Adjusted Operating Income	$46.5	$20.9	$25.6	122%	$132.8	$37.7	$95.2	NM

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2022 third quarter, the Entertainment segment generated revenues of $194.6 million, an increase of $163.6 million as compared with the prior year period. Revenues related to the Company’s arena license agreements with Madison Square Garden Sports Corp. (“MSG Sports”) increased $69.3 million ($18.2 million of which was due to higher arena license fees) due to the Knicks and Rangers playing a combined 38 regular season home games at The Garden without any capacity restrictions in the current year period as compared to the same number of home games with certain capacity restrictions in the prior year period. In addition to the impact from the Knicks and Rangers home games, event-related revenues increased $63.4 million, suite license fee revenues increased $14.7 million and venue-related sponsorship and signage revenues increased $7.8 million, all primarily due to the return of live events at the Company’s performance venues during the current year quarter, as compared to no live events held in the prior year period as a result of the COVID-19 pandemic.

Fiscal 2022 third quarter direct operating expenses of $110.7 million increased $86.0 million, as compared with the prior year quarter. Direct operating expenses associated with revenue or profit sharing under the arena license agreements with MSG Sports increased $36.9 million as a result of the elimination of capacity restrictions that were in place during the prior year period. In addition to the impact from the Knicks and Rangers home games, event-related expenses increased $34.0 million primarily due to the return of live events at the Company’s performance venues during the current year quarter. Direct operating expenses associated with the arena license agreements and venue operating costs also increased $7.6 million and $7.6 million, respectively.

Fiscal 2022 third quarter selling, general and administrative expenses of $94.6 million increased $27.3 million, as compared with the prior year quarter. This increase primarily reflected higher employee compensation and related benefits of $30.6 million (including the impact of severance-related costs attributable to separation agreements in the current year period), and higher professional fees of $2.1 million, inclusive of costs for MSG Sphere development, partially offset by lower expenses related to the Company’s acquisition of MSG Networks of $9.6 million.

Fiscal 2022 third quarter operating loss improved by $36.8 million to a loss of $43.2 million and adjusted operating loss improved by $39.8 million to a loss of $10.7 million, both as compared with the prior year quarter. The improvements in operating loss and adjusted operating loss were primarily due to the increase in revenues, offset by higher direct operating expenses and selling, general and administrative expenses. The improvement in operating loss was also partially offset by the impact of restructuring charges in the current year period.

MSG Networks

For the fiscal 2022 third quarter, the MSG Networks segment generated total revenues of $167.6 million, a decrease of $10.3 million as compared with the prior year period. Affiliation fee revenue decreased $20.6 million, primarily due to the impact of the non-renewal of MSG Networks’ carriage agreement with Comcast as of October 1, 2021 and a decrease in subscribers of approximately 7% (excluding the impact of the non-renewal with Comcast). These decreases were partially offset by the absence of net unfavorable affiliate adjustments of approximately $5.8 million recorded in the prior year quarter and the impact of higher affiliation rates.

Fiscal 2022 third quarter advertising revenue increased $9.9 million, as compared with the prior year period, primarily reflecting the impact of higher per-game advertising sales from the telecast of live professional sports programming and, to a lesser extent, an increase in advertising sales related to the Company’s non-ratings based advertising initiatives. These increases were partially offset by the impact of fewer live professional sports telecasts as compared with the prior year period.

Fiscal 2022 third quarter direct operating expenses of $87.2 million increased $12.8 million, as compared with the prior year quarter, primarily due to higher rights fees expense of $9.9 million and, to a lesser extent, an increase in other programming and production-related costs of $2.8 million. The increase in rights fees expense was primarily due to the impact of lower media rights fees in the prior year period as a result of fewer NBA and NHL games made available for exclusive broadcast by MSG Networks during the NBA and NHL’s shortened 2020-2021 regular seasons and annual contractual rate increases. These increases were partially offset by the impact of the compressed timing of the shortened 2020-21 NBA and NHL regular seasons.

Fiscal 2022 third quarter selling, general and administrative expenses of $32.2 million increased $0.5 million, as compared with the prior year quarter. The increase primarily reflects higher advertising sales commissions of approximately $3.0 million, which are eliminated in consolidation, offset by lower employee compensation and related benefits of approximately $2.3 million, as well as other net decreases.

Fiscal 2022 third quarter operating income of $45.9 million decreased $23.9 million and adjusted operating income of $50.8 million decreased $25.5 million, both as compared with the prior year quarter. The decreases in operating income and adjusted operating income were primarily due to the increase in direct operating expenses and the decrease in revenues.

Tao Group Hospitality

For the fiscal 2022 third quarter, the Tao Group Hospitality segment generated revenues of $108.6 million as compared with $12.8 million in the prior year period. Tao Group Hospitality acquired Hakkasan Group on April 27, 2021 and, as a result, revenues in the current year quarter reflect $47.2 million from Hakkasan Group. The portfolio of venues operated by Tao Group Hospitality prior to the acquisition of Hakkasan Group (which the Company refers to as the “legacy venues”) generated $61.4 million in revenues in the current year quarter as compared with $12.8 million in the prior year period, which primarily reflects the easing of government-mandated capacity restrictions, with Tao Group Hospitality now operating without capacity restrictions in domestic and key international markets.

Fiscal 2022 third quarter direct operating expenses of $63.8 million increased $53.3 million, as compared with the prior year quarter. The current year quarter included $25.4 million in direct operating expenses from Hakkasan Group. In addition, employee compensation and related benefits at legacy venues increased $12.6 million, primarily reflecting a staffing increase following the easing of government-mandated capacity restrictions, while the cost of food, beverage and venue entertainment at legacy venues increased $11.3 million. Rent expense increased $2.7 million, primarily due to rent concessions in the prior year period resulting from the COVID-19 pandemic.

Fiscal 2022 third quarter selling, general and administrative expenses of $40.4 million increased $29.4 million as compared with the prior year quarter. This primarily reflects $14.3 million in selling, general and administrative expenses from Hakkasan Group; a $6.2 million increase in employee compensation and related benefits; a $5.6 million increase in restaurant expenses, as well as supplies, utilities, general liability insurance, pre-opening expenses and repairs and maintenance; and a $2.6 million increase in marketing; partially offset by a $2.3 million decrease in professional fees primarily related to the acquisition of Hakkasan Group.

Fiscal 2022 third quarter operating income increased by $12.8 million to $3.0 million while adjusted operating income increased by $11.2 million to $6.5 million, both as compared with the prior year quarter. The increases in operating income and adjusted operating income were primarily due to the increase in revenues, partially offset by the increase in direct operating expenses and, to a lesser extent, the increase in selling, general and administrative expenses.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. The Company’s two regional sports and entertainment networks, MSG Network and MSG+, deliver a wide range of live sports content and other programming. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Marquee, Lavo, Beauty & Essex, Cathédrale, Hakkasan and Omnia. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, and (viii) the impact of purchase accounting adjustments related to business acquisitions. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contact:

Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 833-420-0364 / Conference ID Number 4864015

Conference call replay number is 855-859-2056 / Conference ID Number 4864015 until May 16, 2022

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenues	$460,127	$214,318	$1,271,076	$553,616
Direct operating expenses	262,476	110,022	724,495	301,750
Selling, general and administrative expenses	157,598	103,425	494,714	281,100
Depreciation and amortization	28,639	39,611	88,602	93,698
Impairment and other (gains) losses, net	(5,319)	—	(5,480)	—
Restructuring charges	14,690	—	14,690	21,299

Operating income (loss)	2,043	(38,740)	(45,945)	(144,231)
Other income (expense):
Loss in equity method investments	(1,528)	(2,314)	(4,509)	(5,578)
Interest income	774	792	2,322	2,401
Interest expense	(5,831)	(6,503)	(23,246)	(17,038)
Miscellaneous income (expense), net	(8,449)	27,483	(28,096)	53,932

Loss from operations before income taxes	(12,991)	(19,282)	(99,474)	(110,514)
Income tax benefit (expense)	(6,315)	(6,556)	8,532	(15,715)

Net loss	(19,306)	(25,838)	(90,942)	(126,229)
Less: Net income (loss) attributable to redeemable noncontrolling interests	(442)	(6,860)	4,412	(14,091)
Less: Net loss attributable to nonredeemable noncontrolling interests	(1,373)	(718)	(902)	(2,250)

Net loss attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(17,491)	$(18,260)	$(94,452)	$(109,888)

Basic and diluted loss per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(0.51)	$(0.79)	$(2.76)	$(3.48)
Basic and diluted weighted-average number of common shares outstanding	34,320	34,060	34,230	34,083

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports.
•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by MSG Entertainment, MSG Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.
•	Impairment and other (gains) loss, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Operating income (loss)	$2,043	$(38,740)	$(45,945)	$(144,231)
Non-cash portion of arena license fees from MSG Sports	(12,073)	(7,564)	(23,962)	(8,740)
Share-based compensation	14,033	11,437	57,732	57,421
Depreciation and amortization(1)	28,639	39,611	88,602	93,698
Amortization for capitalized cloud computing costs	81	—	176	—
Merger and acquisition related costs	2,760	15,269	42,283	15,481
Impairment and other (gains) losses, net	(5,319)	—	(5,480)	—
Restructuring charges	14,690	—	14,690	21,299
Other purchase accounting adjustments	1,622	887	4,745	2,735

Adjusted operating income	$46,476	$20,900	$132,841	$37,663

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

BUSINESS SEGMENT RESULTS

	Three Months Ended March 31, 2022
	Entertainment	Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$194,585	$167,569	$108,572	$(10,599)	$460,127
Direct operating expenses	110,688	87,174	63,783	831	262,476
Selling, general and administrative expenses	94,603	32,237	40,376	(9,618)	157,598
Depreciation and amortization	18,522	1,764	6,490	1,863	28,639
Impairment and other (gains) loss, net	(245)	—	(5,074)	—	(5,319)
Restructuring charges	14,238	452	—	—	14,690

Operating income (loss)	$(43,221)	$45,942	$2,997	$(3,675)	$2,043
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(12,073)	—	—	—	(12,073)
Share-based compensation	10,399	1,758	1,876	—	14,033
Depreciation and amortization(1)	18,522	1,764	6,490	3,485	30,261
Amortization for capitalized cloud computing costs	38	43	—	—	81
Merger and acquisition related costs	1,647	866	247	—	2,760
Impairment and other (gains) losses, net	(245)	—	(5,074)	—	(5,319)
Restructuring charges	14,238	452	—	—	14,690

Adjusted operating income (loss)	$(10,695)	$50,825	$6,536	$(190)	$46,476

	Three Months Ended March 31, 2021
	Entertainment	Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$30,957	$177,853	$12,790	$(7,282)	$214,318
Direct operating expenses	24,644	74,392	10,480	506	110,022
Selling, general and administrative expenses	67,286	31,743	11,025	(6,629)	103,425
Depreciation and amortization	19,081	1,833	1,130	17,567	39,611

Operating income (loss)	$(80,054)	$69,885	$(9,845)	$(18,726)	$(38,740)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(7,564)	—	—	—	(7,564)
Share-based compensation	6,799	3,324	1,314	—	11,437
Depreciation and amortization(1)	19,081	1,833	1,130	18,454	40,498
Merger and acquisition related costs	11,267	1,238	2,764	—	15,269

Adjusted operating income (loss)	$(50,471)	$76,280	$(4,637)	$(272)	$20,900

(1)	Depreciation and amortization includes other purchase accounting adjustments of $1,622 and $887 for the three months ended March 31, 2022 and 2021, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS (continued)

(Dollars in thousands)

(Unaudited)

	Nine Months Ended March 31, 2022
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$476,434	$469,023	$345,122	$(19,503)	$1,271,076
Direct operating expenses	294,333	241,521	185,756	2,885	724,495
Selling, general and administrative expenses	279,081	117,404	115,155	(16,926)	494,714
Depreciation and amortization	57,202	5,317	19,111	6,972	88,602
Impairment and other (gains) loss, net	(245)	—	(4,699)	(536)	(5,480)
Restructuring charges	14,238	452	—	—	14,690

Operating income (loss)	$(168,175)	$104,329	$29,799	$(11,898)	$(45,945)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(23,962)	—	—	—	(23,962)
Share-based compensation	36,697	15,290	5,745	—	57,732
Depreciation and amortization(1)	57,202	5,317	19,111	11,717	93,347
Amortization for capitalized cloud computing costs	45	131	—	—	176
Merger and acquisition related costs	17,095	24,941	247	—	42,283
Impairment and other (gains) losses, net	(245)	—	(4,699)	(536)	(5,480)
Restructuring charges	14,238	452	—	—	14,690

Adjusted operating income (loss)	$(67,105)	$150,460	$50,203	$(717)	$132,841

	Nine Months Ended March 31, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$51,181	$481,455	$30,502	$(9,522)	$553,616
Direct operating expenses	71,668	196,497	31,288	2,297	301,750
Selling, general and administrative expenses	185,666	75,962	27,759	(8,287)	281,100
Depreciation and amortization	60,341	5,463	3,739	24,155	93,698
Restructuring charges	21,299	—	—	—	21,299

Operating income (loss)	$(287,793)	$203,533	$(32,284)	$(27,687)	$(144,231)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(8,740)	—	—	—	(8,740)
Share-based compensation	39,606	14,217	3,598	—	57,421
Depreciation and amortization(1)	60,341	5,463	3,739	26,890	96,433
Merger and acquisition related costs	11,479	1,238	2,764	—	15,481
Restructuring charges	21,299	—	—	—	21,299

Adjusted operating income (loss)	$(163,808)	$224,451	$(22,183)	$(797)	$37,663

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Depreciation and amortization includes other purchase accounting adjustments of $4,745 and $2,735 for the nine months ended March 31, 2022 and 2021, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$999,063	$1,516,992
Restricted cash	21,690	22,984
Accounts receivable, net	250,853	184,613
Net related party receivables	58,835	31,916
Prepaid income taxes	3,705	12,772
Prepaid expenses	77,257	67,445
Other current assets	46,771	36,014

Total current assets	1,458,174	1,872,736
Investments in nonconsolidated affiliates	44,697	49,221
Property and equipment, net	2,707,193	2,156,292
Right-of-use lease assets	462,479	280,579
Amortizable intangible assets, net	177,069	198,274
Indefinite-lived intangible assets	63,801	63,801
Goodwill	500,181	502,195
Other assets	166,825	166,781

Total assets	$5,580,419	$5,289,879

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

(Unaudited)

	March 31, 2022	June 30, 2021
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$40,380	$26,644
Net related party payables, current	76,075	23,173
Current portion of long-term debt, net of deferred financing costs	65,989	53,973
Income taxes payable	—	2,527
Accrued liabilities:
Employee related costs	95,185	91,853
Other accrued liabilities	310,030	210,749
Operating lease liabilities, current	67,012	73,423
Collections due to promoters	46,744	37,877
Deferred revenue	263,494	209,651

Total current liabilities	964,909	729,870
Long-term debt, net of deferred financing costs	1,584,072	1,650,628
Operating lease liabilities, noncurrent	440,319	233,556
Defined benefit and other postretirement obligations	51,424	54,179
Other employee related costs	18,059	21,193
Collections due to promoters, noncurrent	—	6,625
Deferred tax liabilities, net	185,481	200,325
Other liabilities	76,755	75,263

Total liabilities	3,321,019	2,971,639

Redeemable noncontrolling interests	137,778	137,834
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 27,341 and 27,093 shares outstanding as of March 31, 2022 and June 30, 2021, respectively	273	271
Class B Common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of March 31, 2022 and June 30, 2021	69	69
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of March 31, 2022 and June 30, 2021	—	—
Additional paid-in capital	2,334,271	2,294,775
Accumulated deficit	(190,793)	(96,341)
Accumulated other comprehensive loss	(37,010)	(30,272)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,106,810	2,168,502
Nonredeemable noncontrolling interests	14,812	11,904

Total equity	2,121,622	2,180,406

Total liabilities, redeemable noncontrolling interests and equity	$5,580,419	$5,289,879

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended March 31,
	2022	2021
Net cash provided by (used in) operating activities	$106,201	$(114,116)
Net cash (used in) provided by investing activities	(547,926)	21,834
Net cash (used in) provided by financing activities	(77,520)	589,598
Effect of exchange rates on cash, cash equivalents and restricted cash	22	7,918

Net (decrease) increase in cash, cash equivalents and restricted cash	(519,223)	505,234
Cash, cash equivalents and restricted cash at beginning of period	1,539,976	1,121,141

Cash, cash equivalents and restricted cash at end of period	$1,020,753	$1,626,375

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.